UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                                                                                                    ☒

Filed by a Party other than the Registrant                                                                   ☐

 x           Preliminary Proxy Statement

     o           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     o           Definitive Proxy Statement

     o           Definitive Additional Materials

     o           Soliciting Material Pursuant to § 240.14a-12.

DIRT MOTOR SPORTS, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

   x         No fee required.

   o          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.           Title of each class of securities to which transaction applies.

2.           Aggregate number of securities to which transaction applies.

3.             Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.           Proposed maximum aggregate value of transaction:

5.           Total fee paid:

     o      Fee paid previously with preliminary materials.

     o      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.           Amount previously paid:

2.           Form, Schedule or Registration Statement No.:

3.           Filing Party:

4.           Date filed:

December__, 2007

Dear Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of the stockholders of DIRT Motor Sports, Inc., doing business as World Racing Group. The 2008 Annual Meeting will be held on January 17, 2008, at 10:00 a.m. (Eastern Time) at our corporate headquarters, located at 7575-D West Winds Boulevard, Concord, North Carolina 28027.

Details regarding the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. Please read these materials carefully. Included with the Proxy Statement is a copy of our 2006 Annual Report on Form 10-KSB. We encourage you to read our Annual Report. It includes our audited financial statements and information about our operations and markets.

Your vote is important. Whether or not you expect to attend the Annual Meeting and regardless of the number of shares you own, please complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting. If you submit a proxy, you can still attend the Annual Meeting and vote your shares in person.

Thank you for your ongoing support of DIRT Motor Sports, Inc. We look forward to seeing you at the Annual Meeting.

Sincerely,

Brian M. Carter, Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 17, 2008

TO THE STOCKHOLDERS OF DIRT MOTOR SPORTS, INC.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of DIRT Motor Sports, Inc., a Delaware corporation doing business as World Racing Group, will be held on January  17, 2008 at 10:00 a.m. (Eastern Time) at our corporate headquarters, located at 7575-D West Winds Boulevard, Concord, North Carolina 28027.  At the meeting, you will be asked to vote on the following matters:

1.	The election of directors to our Board of Directors, each to serve for a term of one year or until his successor is elected and qualified;

2.	Ratifying the appointment of Murrell, Hall, McIntosh & Co., PLLP as our independent auditors for the fiscal year ending December 31, 2007;

3.
To approve a stockholder resolution to authorize the Board of Directors, in its sole and absolute discretion without further action of the stockholders, to amend our certificate of incorporation to implement a reverse stock split of our common stock, par value $.01 per share, at a ratio of not less than 1-for-5 and not greater than 1-for-12 at any time prior to December 31, 2009, with the exact ratio to be determined by the Board of Directors;

4.	The approval of an amendment to our certificate of incorporation to change our name from “DIRT Motor Sports, Inc.” to “World Racing Group, Inc.”;

5.
The approval of an amendment to our certificate of incorporation to affect a recapitalization whereby each outstanding share of our Series D Preferred Stock will be automatically converted into a specified number of shares of our common stock and Series E Preferred Stock; and

6.	Such other matters as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The close of business on December __, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.  Only holders of record of common stock and Series D Convertible Preferred Stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any of our stockholders for purposes pertaining to the Annual Meeting at our corporate offices, 7575-D West Winds Boulevard, Concord, North Carolina 28027, during normal business hours for a period of 10 days prior to the Annual Meeting, and at the time and place of the Annual Meeting. We are providing a copy of our Annual Report on Form 10-KSB for the year ended December 31, 2006 with the accompanying Proxy Statement.

Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Annual Meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

Our Board of Directors unanimously recommends that you vote “FOR” the Annual Meeting proposals, all of which are described in detail in the accompanying Proxy Statement.

By Order of the Board of Directors,

Daniel W. Rumsey
CorporateSecretary
Concord, North Carolina
December__, 2007

7575-D West Winds Boulevard, Concord, North Carolina 28027

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 17, 2008

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of DIRT Motor Sports, Inc., a Delaware corporation doing business as World Racing Group, for use at the 2008 Annual Meeting of Stockholders to be held on January 17, 2008 at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof, at our corporate offices located at 7575-D West Winds Boulevard, Concord, North Carolina 28027. These proxy solicitation materials were mailed on or about December__, 2007, to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On December __, 2007, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, we had outstanding 16,498,990 shares of our common stock and 17,684 shares of our Series D Convertible Preferred Stock (“Series D Preferred”).   Each holder of common stock is entitled to one vote for each share of common stock held, on each of the proposals to come before the Annual Meeting.  Holders of Series D Preferred are entitled to vote, as a separate class, only on Proposal 5.  Each holder of Series D Preferred is entitled to one vote for each share of Series D Preferred held by such holder on December __, 2007.   As of December __, 2007, the holders of __% of the issued and outstanding shares of Series D Preferred have consented in writing to approve Proposal 5.

Quorum

In order for any business to be conducted at the Annual Meeting, the holders of more than 50% of the shares of common stock entitled to vote must be represented at the Annual Meeting, either in person or by properly executed proxy.    If a quorum is not present at the scheduled time of the Annual Meeting, the stockholders who are present may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Required Vote

Stockholders may not cumulate votes in the election of directors. For Proposal 1, the four nominees who receive the greatest number of votes cast at the meeting by the shares of common stock present in person or by proxy and entitled to vote will be elected. For Proposal 2, the affirmative vote of holders representing a majority of the shares of common stock represented at the meeting in person or by proxy and entitled to vote will be required for approval.  For Proposals 3, 4 and 5, the affirmative vote of holders representing a majority of the shares of common stock entitled to vote at the meeting will be required for approval.  For Proposal 5, the affirmative vote of three-quarters of the Series D Preferred, voting as a separate class, will be required for approval.

Abstentions and Broker Non Votes

Abstentions will be counted as shares that are present for purposes of determining a quorum. For Proposal 1, abstentions are excluded entirely from the vote and do not have any effect on the outcome. For the approval of Proposal 3, 4 and 5, abstentions have the practical effect of a vote against the proposals.  For the approval of Proposal 2, abstentions will not be counted as votes cast for or against such proposal.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  If you do not give your broker or nominee specific instructions regarding such matters, your proxy will be deemed a “broker non-vote.” Broker non-votes are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present. For Proposal 1, broker non-votes have no effect on the outcome of the election. For the approval of Proposals 3, 4 and 5, broker non-votes have the practical effect of a vote against such proposals. For the approval of Proposal 2, broker non-votes will not be counted as votes cast for or against such proposal. Whether brokers have discretion to vote on other proposals and, if they do not, the effects of broker non-votes on such other proposals will depend on the nature of such other proposals.

Proxies

If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted (i) FOR the election of the directors proposed by our board, (ii) FOR ratification of the appointment of the independent auditors for fiscal year 2007, (iii) FOR the amendment of our certificate of incorporation to implement a reverse split of our common stock at a ratio between 1-for 5 and  1-for-12, (iv) FOR an amendment to our certificate of incorporation to change our name from “DIRT Motor Sports, Inc.” to “World Racing Group, Inc.”; (v) FOR the amendment to our certificate of incorporation to affect a recapitalization whereby each outstanding share of our Series D Preferred Stock will automatically be converted into a specified number of shares of our common stock and Series E Preferred Stock; and (vi) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You may revoke or change your proxy at any time before the Annual Meeting by filing with our corporate secretary at our principal executive offices at 7575-D West Winds Boulevard, Concord, North Carolina 28027, a notice of revocation, or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the meeting alone will not revoke your proxy. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your broker or record holder to vote personally at the Annual Meeting.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholder proposals to be presented at our 2008 Annual Meeting and included in our Proxy Statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 7575-D West Winds Boulevard, Concord, North Carolina 28027, addressed to our corporate secretary, not later than August __, 2008. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”), and the procedures set forth in our bylaws.

Under our bylaws, stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to us at the aforementioned address not later than September __, 2008.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

General

Four directors are to be elected at the Annual Meeting. Our Board of Directors currently consists of Robert Hussey (Chairman), Daniel W. Rumsey, Brian M. Carter and Cary J. Agajanian.

Our certificate of incorporation and bylaws provide that the Board of Directors shall consist of such number of directors as the Board of Directors determines.  Upon recommendation of the nominating and corporate governance committee, the Board of Directors has nominated for election as directors at our Annual Meeting Messrs. Rumsey, Hussey, Carter and Agajanian, each of whom is currently a director. If elected, each nominee will serve until our 2009 Annual Meeting or until his successor is elected and qualified.

Management does not contemplate that the nominees will be unable to stand for election at the Annual Meeting, but in that event, in place of such nominee, proxies solicited hereby will be voted for the election of such other person as may be recommended by the Board of Directors upon recommendation of the nominating and corporate governance committee.

Information about the nominees for election as directors and incumbent directors, including biographical and employment information, is set forth below.

 Brian M. Carter, Chief Executive Officer, Chief Financial Officer and Director. Mr. Carter has served as the Company’s Chief Executive Officer since November 15, 2007, as the Company’s Chief Financial Officer since February 1, 2005, and as a Director since November 29, 2007. Prior to joining the Company he served as the Vice President and Chief Financial Officer of Prescient Applied Intelligence, Inc. (“Prescient”) and served on Prescient’s Board of Directors from December 23, 2003 until March 2006. From November 2000 until January 2002 he was Prescient’s Vice President of Finance, and from June 1999 to November 2000 he was Controller of Prescient. From January 1991 through June 1999 he held various positions with Deloitte & Touche LLP, most recently as Senior Manager. Mr. Carter received his B.B.A. in finance and accounting from Texas A&M University.

Robert F. Hussey, 58. Mr. Hussey was appointed to our Board of Directors in August 2006, and was elected Chairman in November 2007.  He currently serves on the Board of Directors of Axcess International, Inc. and Digital Lightwave, Inc. Mr. Hussey served as the Interim President and CEO of Digital Lightwave, Inc. from February 2005 to March 2006. From 2001 to 2005 Mr. Hussey was the Chief Operating Officer and Director of H.C. Wainwright & Co., Inc. Mr. Hussey has an extensive operational and financial background. Mr. Hussey holds a BSBA Finance from Georgetown University and an MBA in International Finance from George Washington University.

           Cary J. Agajanian, 66.  Mr. Agajanian was appointed to our Board of Directors in August 2006.  Mr. Agajanian is the founder and currently is a principal of Motorsports Management International, a multi-faceted company that is an industry leader in the areas of motorsports event representation, corporate consulting, and sponsorship negotiation.  For the past 10 years, Mr. Agajanian has served on Motorsports boards such as the Automobile Competition Committee of the United States (ACCUS), the American Motorcyclist Association (AMA, Vice-Chairman), the United States Auto Club (USAC), and the Sports Car Clubs of America (SCCA).  Mr. Agajanian is also the Managing Partner of Agajanian, McFall, Weiss, Tetreault and Crist, a law firm specializing in the sports, leisure and entertainment, and hospitals and medical profession industries.

               Daniel W. Rumsey, 46.  Mr. Rumsey has served as a member of our Board of Directors since July 2005, and as our Corporate Secretary since November 2006.  He is currently the Executive Chairman of the Board of Directors and Interim Chief Financial Officer of Prescient Applied Intelligence, Inc.  Mr. Rumsey is also the President and Chief Executive Officer at Azzurra Holding Corporation, which recently emerged from protection under Chapter 11 of the U.S. Bankruptcy Code.  From March 2003 to March 2006, Mr. Rumsey held various other senior executive positions at Azzurra Holding Corporation.    From 2000 to 2002, Mr. Rumsey was Vice President and General Counsel of Knowledge Kids Network, Inc., a multi-media education company. Prior to joining Knowledge Kids Network, Inc., Mr. Rumsey was the President and General Counsel of Aspen Learning Systems and NextSchool, Inc., which he joined in February 1997. Mr. Rumsey sold Aspen Learning Systems and NextSchool to Knowledge Kids Network in 1999. Mr. Rumsey has an extensive legal and finance background, dating back to 1987 when he served as a staff attorney in the SEC’s Division of Corporation Finance.  In addition to serving on the Board of Directors of Azzurra Holding Corporation, Mr. Rumsey serves on the Board of Directors of Prescient Applied Intelligence, Inc. and XELR8 Holdings, Inc.  Mr. Rumsey received his J.D. from the University of Denver College of Law in 1985, and his B.S. from the University of Denver in 1983.

Board Committees and Meetings

The Board of Directors met four times and acted three times by unanimous written consent during the fiscal year ended December 31, 2006. The Board of Directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of our directors who served during 2006 attended or participated in no less than 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during 2006.

Audit Committee. We have established a standing audit committee in accordance with Section 3(a)(58)(A) of the Exchange Act that makes recommendations to our Board of Directors regarding the selection of an independent registered public accounting firm, reviews the results and scope of our audits and other accounting-related services, and reviews and evaluates our internal control functions. Our audit committee operates pursuant to a written charter which is available on our website at www.worldracinggroup.com. Our audit committee is comprised of Messrs. Hussey (Chair) and Rumsey. Our Board of Directors has determined that Messrs. Hussey and Rumsey are each an “audit committee financial expert” as currently defined under the SEC rules implementing Section 407 of the Sarbanes Oxley Act of 2002 (“SOX”).   Mr. Rumsey presently serves as Corporate Secretary, for which he is paid $5,000 per month.  As a result, Mr. Rumsey cannot be considered independent under the applicable requirements of SOX, SEC rules and regulations, or the standards of the NASDAQ Stock Market, Inc. (“NASDAQ”).

Compensation Committee. We have a standing compensation committee that reviews and makes recommendations to the board concerning salaries and incentive compensation for our officers and employees. Our compensation committee operates pursuant to a charter which is available on our website at www.worldracinggroup.com. The compensation committee also administers the 2004 Long Term Incentive Plan and other employee incentive plans. The members of the compensation committee are Messrs. Agajanian (Chair) and Hussey. The compensation committee has the authority to retain and use the services of an independent executive compensation consultant. The compensation committee makes all final decisions regarding compensation for all executive officers; however, it may, in its discretion, include the chief executive officer in deliberations and the approval process for the compensation of other executive officers.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is currently comprised of Messrs. Rumsey and Agajanian, who are two of the non-management members of our Board of Directors. The nominating and corporate governance committee is responsible for the recommendation of the criteria for selection of board members and assisting the board in identifying candidates. The Board of Directors has not adopted a charter for the nominating and corporate governance committee.

The nominating and corporate governance committee reviews the qualifications of all persons recommended by stockholders as nominees to the Board of Directors to determine whether the recommended nominees will make good candidates for consideration for membership on the board. The nominating and corporate governance committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the nominating and corporate governance committee does evaluate recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to represent and act on behalf of all stockholders, as well as the needs of the Board of Directors. Following this evaluation, the nominating and corporate governance committee will make recommendations for director membership and review such recommendations with the board, which will decide whether to invite the candidate to be a nominee for election to the board.

For a stockholder to submit a candidate for consideration to the nominating and corporate governance committee, a stockholder must notify our Secretary. To make a recommendation for director nomination in advance of an Annual Meeting, a stockholder must notify our Secretary in writing no later than 120 days prior to the anniversary of the date of the prior year’s Annual Meeting Proxy Statement. Notices should be sent to the following address:

DIRT Motor Sports, Inc.
7575-D West Winds Boulevard
Concord, North Carolina 28027
Attn: Secretary

All notices must include all information relating to the stockholder and the proposed nominee that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for elections of directors under the proxy rules of the SEC.

Director Independence

Our Board of Directors currently consists of Robert Hussey, Daniel W. Rumsey, Brian M. Carter and Cary J. Agagagian.  In applying the definition of “independent director” established by NASDAQ, the Board has determined that, other than Mr. Carter, each of the members of our Board of Directors is independent.

We maintain separately designated audit, compensation, and nominating and corporate governance committees.  In applying the independence standards to the audit, compensation and nominating and corporate governance committees established by NASDAQ, we have determined that Daniel W. Rumsey, who is a member of our audit committee, does not meet the independence standard for audit committee members.

Vote Required for Approval of Proposal One

The affirmative vote of a plurality of the voting shares present or represented and entitled to vote at the Annual Meeting is required to elect each nominee for director. This means that the four nominees who receive the greatest number of votes cast will be elected.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD SET FORTH IN THIS PROPOSAL 1.

EXECUTIVE COMPENSATION

Management

The executive officers and directors of DIRT Motor Sports, Inc. are as follows:

Name	Age	Position
Brian M. Carter	38	Chief Executive Officer, Chief Financial Officer and Director
Tom W. Deery	53	President and Chief Operating Officer
Benjaman L. Geisler	30	Executive Vice President and Chief Marketing Officer
Robert F. Hussey	58	Director and Chairman of the Board of Directors
Cary J. Agajanian	66	Director
Daniel W. Rumsey	46	Director

     Information about the executive officers, including biographical and employment information, is set forth below.

Brian M. Carter, Chief Executive Officer and Chief Financial Officer. See biographical and employment information under “Election of Directors” above.

Tom W. Deery, President and Chief Operating Officer. Mr. Deery has served as the Company’s President since March 1, 2006, and served as the Company’s acting Chief Executive Officer from May 19, 2006 to November 15, 2007. From November 2002 until joining the Company, Mr. Deery was the Senior Vice President, Motorsports for Rand Sports and Entertainment Insurance. From March 2001 to November 2002, Mr. Deery was founder and President of Deery Sports Management, a national motorsports consulting and management firm. From 1996 until forming Deery Sports Management, Mr. Deery served as Vice President of NASCAR weekly series and regional touring. Mr. Deery has a deep background in facility management and ownership. Mr. Deery holds a Bachelors of Science degree in Business and Economics from the University of Wisconsin — Platteville.

                Benjamin L. Geisler, Executive Vice President and Chief Marketing Officer. Mr. Geisler has served as the Company’s Executive Vice President and Chief Marketing Officer since November 15, 2007, and served as Executive Vice President of Operations from March 1, 2006 to November 15, 2007. From June 1997 until joining the Company, Mr. Geisler was employed in various capacities with Next Marketing, Inc. (“Next”), where he most recently served as Senior Vice President.  Next is a privately held sports and event marketing firm heavily focused on motorsports. Mr. Geisler joined Next with the sole purpose of extending the firm’s motorsports reach beyond its open-wheel background into the NASCAR arena. During his tenure at Next, Mr. Geisler was responsible for managing or placing over $100 million in sponsorship and activation spending, while establishing Next as a leader in both the NASCAR and event marketing arenas. Mr. Geisler holds a Bachelor of Arts degree in Communications & Commerce though a joint program among the College of Arts and Sciences of the University of Pennsylvania, Philadelphia, the Annenberg School of Communications, and the Wharton School of Business.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information about the compensation paid or accrued during the year ended December 31, 2006 to our Chief Executive Officer and Chief Financial Officer, our President and Chief Operating Officer, our former Chief Executive Officer, our Former Chief Marketing Officer, and our Executive Vice President and current Chief Marketing Officer, the only other executive officers whose total compensation exceeded $100,000 in 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards* ($)	Option Awards** ($)	All Other Compensation ($)	Total ($)
Paul A. Kruger Former President and CEO(1)	2005 2006	$180,000 $67,500	$175,000 -	$191,872 -	- -	$546,872 $67,500

Brian M. Carter Chief Executive Officer, Chief Financial Officer and Director	2005 2006	$165,000 $180,000	- $1,134,000(3)	$1,151,233(3) -	$7,700 $8,400	$1,323,933 $1,322,400

Tom W. Deery(2) President and Chief Operating Officer	2005 2006	- $156,462	- $373,500(2)	- $300, 398(2)	- -	- $830,360

Robert L. Butcher(4) Former Chief Marketing Officer	2005 2006	- $154,846	- $615,000(4)	- $615,719(4)	- $15,000	- $1,400,565

Benjaman L. Geisler Executive Vice President and Chief Marketing Officer	2005 2006	- $154,846	- $615,000(5)	- $615,719(5)	- -	- $1,385,565

*     The assumptions used in calculating the value of the option awards are located in Note 3 of our Consolidated Financial Statements.

**  The assumptions used in calculating the value of the stock awards are located in Note 3 of our Consolidated Financial Statements.

(1)	Mr. Kruger resigned as our Chief Executive Officer effective May 16, 2006.
(2)
In connection with entering into the employment agreement described below, Mr. Deery was granted options to purchase 300,000 shares of common stock at the market price on the date of grant.  Options to acquire 75,000 shares became immediately exercisable, and the remainder becomes exercisable in three installments of 75,000 shares on the anniversary of the grant date in 2007, 2008 and 2009.   Additionally, Mr. Deery was granted 150,000 shares of common stock.  Such shares are restricted in their sale or transfer until January 1, 2009.

(3)
In connection with entering into the employment agreement described below, Mr. Carter was granted options to purchase 300,000 shares of common stock at the market price on the date of grant. Options to acquire 75,000 shares became immediately exercisable, and the remainder becomes exercisable in three installments of 75,000 shares on the anniversary of the grant date in 2006, 2007 and 2008.   Additionally, in July 2006, Mr. Carter was granted 300,000 shares of common stock.  Such shares are restricted in their sale or transfer until February 1, 2009.

(4)
Mr. Butcher’s employment was terminated in November 2007.  In connection with entering into the employment agreement described below, Mr. Butcher was granted options to purchase 300,000 shares of common stock at the market price on the date of grant.  Options to acquire 75,000 shares became immediately exercisable, and the remainder became exercisable in three installments of 75,000 shares on the anniversary of the grant date in 2007, 2008 and 2009.   Additionally, Mr. Butcher was granted 150,000 shares of common stock.  Such shares were restricted in their sale or transfer until January 1, 2009.  In connection with Mr. Butcher’s termination of employment, all of his options have terminated, and all restricted shares of common stock have immediately vested.

(5)
In connection with entering into the employment agreement described below, Mr. Geisler was granted options to purchase 300,000 shares of common stock at the market price on the date of grant.  Options to acquire 75,000 shares became immediately exercisable, and the remainder became exercisable in three installments of 75,000 shares on the anniversary of the grant date in 2007, 2008 and 2009.   Additionally, Mr. Geisler was granted 150,000 shares of common stock.  Such shares are restricted in their sale or transfer until January 1, 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The following table generally sets forth the number of outstanding equity awards that have not been earned or vested or that have not been exercised for each of the named executive officers as of December 31, 2006.  No other equity awards otherwise reportable in this table have been granted to any of our named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Tom W. Deery	75,000	225,000(1)	-	$2.49	06/30/2011	150,000	$367,500
Paul Kruger(2)
Brian M. Carter	150,000	150,000(3)	-	$3.65	02/01/2010	300,000	735,000
Robert L. Butcher(2)	75,000	225,000(4)	-	$3.75	02/25/2011	150,000	367,500
Benjaman L. Geisler	75,000	225,000(4)	-	$3.75	02/25/2011	150,000	367,500

(1)	Mr. Deery’s unexercisable options vest in three installments of 75,000 shares annually on August 20, 2007, 2008 and 2009, and his unvested shares vest on January 1, 2009.
(2)	Mr. Kruger resigned as our Chief Executive Officer effective May 16, 2006, and Mr. Butcher’s employment was terminated on November 15, 2007.
(3)	Mr. Carter’s unexercisable options vest in two installments of 75,000 shares annually on February 1, 2007 and 2008, and his unvested shares vest on January 1, 2009.
(4)	Messrs. Butcher’s and Geisler’s options unexercisable options vest in three installments of 75,000 shares annually on March 1, 2007, 2008 and 2009, and their unvested shares vest on January 1, 2009.

DIRECTOR COMPENSATION

Director Compensation

Each director receives $30,000 per year paid quarterly, and the Chairman receives $35,000 per year paid quarterly. These amounts assume that each director is a member of a committee and a Chairman of a committee of the Board of Directors.  Annual compensation is reduced by $4,000 annually if a director is not a member of a committee and $10,000 annually if a director is not a Chairman of a committee.  Each non-employee director receives an option to purchase 75,000 shares of restricted stock at the time of their initial election, which vests in equal installments over three years.   Additionally, annually, on or promptly following the date that we file our Annual Report on Form 10-KSB, each director shall be issued options to purchase 25,000 shares of common stock at the fair market value on the date of grant.  Directors are also reimbursed for reasonable travel expenses related to such director’s attendance at Board of Directors and committee meetings.   The Company did not issue options to directors in 2006.

The following table sets forth information concerning the compensation of our directors during the last completed fiscal year:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)

Harvey Schiller(1)	$6,500	-	$6,500

Daniel W. Rumsey(2)	$37,750	$10,000	$47,750

Robert Hussey	$18,000	-	$18,000

Cary Agajanian	$6,000	-	$6,000

(1) Dr. Schiller resigned from our Board of Directors on November 28, 2007.

(2) Mr. Rumsey was paid $10,000 in connection with his service as Corporate Secretary during the months of November and December 2006.  As of December 31, 2006, Mr. Rumsey owned an option to purchase 75,000 shares of common stock.

Employment Contracts

We entered into three year employment agreement with Mr. Kruger in June 2004 pursuant to which we agreed to employ Mr. Kruger as Chief Executive Officer at an annual salary of $180,000. After the three year term, the employment agreement provided for automatically renewal for successive one year terms unless either terminates the agreement at the end of the then current term, by ninety days prior written notice. If we terminated the agreement without cause, or Mr. Kruger terminated the agreement due to a constructive termination, as defined in the agreement, prior to the end of its then current term, then Mr. Kruger would have been entitled to receive the salary provided for under the agreement as if the agreement had not been terminated. Effective May 19, 2006, the agreement with Mr. Kruger was mutually terminated with no further obligation to Mr. Kruger.

              On February 20, 2006, we entered into a consulting agreement with Mr. Deery, pursuant to which Mr. Deery served as our Interim President in consideration of $15,000 per month during the term of the agreement, 50,000 options of our common stock at a price of $4.00 per share, and 50,000 common shares of our restricted common stock. The initial term of the agreement is six months with subsequent three month renewal periods at our discretion.  On August 20, 2006, we entered into a two year employment agreement with Mr. Deery pursuant to which we agreed to employ Mr. Deery as our President and Acting Chief Executive Officer in consideration for an annual salary of $192,000, formulaic incentive compensation, discretionary incentive compensation, 300,000 options to purchase common stock at an exercise price of $2.49 per share, and 150,000 shares of restricted common stock. The restricted shares issued in connection with the previous consulting agreement were surrendered unvested and unexercised as part of this employment agreement. After the two year term, the employment agreement will automatically renew for one, one year term unless either terminates the agreement at the end of the initial term, by sixty days prior written notice. If we terminate the agreement without cause, or Mr. Deery terminates the agreement with good reason, as defined in the agreement, prior to the end of its then current term, then Mr. Deery shall, for the greater of six months or remainder of the then current term, continue to receive the salary provided for under the agreement as if the agreement had not been terminated.   In connection with the realignment of our management in November 2007, Mr. Deery serves as our President and Chief Operating Officer, in consideration for an annual salary of $____.

               On February 1, 2005, we entered into a three year employment agreement with Mr. Carter pursuant to which we agreed to employ Mr. Carter as Chief Financial Officer at an annual salary of $180,000. After the three year term, the employment agreement will automatically renew for successive one year terms unless either terminates the agreement at the end of the then current term, by ninety days prior written notice. If we terminate the agreement without cause, or Mr. Carter terminates the agreement due to a constructive termination, as defined in the agreement, prior to the end of its then current term, then Mr. Carter shall, for the remainder of the then current term, continue to receive the salary provided for under the agreement as if the agreement had not been terminated.

                On February 20, 2006, we entered into a three year employment agreement with Mr. Butcher pursuant to which we agreed to employ Mr. Butcher as our Executive Vice President and Chief Marketing Officer whereby he was entitled to receive an annual salary of $180,000, formulaic incentive compensation, discretionary incentive compensation, 300,000 options to purchase common stock at an exercise price of $3.75 per share, and 150,000 shares of restricted common stock. After the three year term, the employment agreement automatically renewed for successive one year terms unless either terminates the agreement at the end of the then current term, by ninety days prior written notice. If we terminated the agreement without cause, or Mr. Butcher terminated the agreement due to a constructive termination, as defined in the agreement, prior to the end of its then current term, then Mr. Butcher was entitled to continue to receive his salary provided for under the agreement as if the agreement had not been terminated.  On November 15, 2007, we entered into an agreement with Mr. Butcher terminating his employment agreement, in consideration for the payment to him of $135,000, payable in bi-weekly installments through July 25, 2008.  In addition, the agreement provides for (i) the issuance of 100,000 shares of restricted common stock to Mr. Butcher, (ii) the cancellation of all options previously granted to Mr. Butcher, (iii) immediate vesting of the 150,000 shares of restricted common stock previously issued to Mr. Butcher, and (iv) the continuation of health and related benefits to Mr. Butcher until the earlier to occur of February 20, 2009, or the date that he is able to obtain employment providing for similar benefits.

                On February 20, 2006, we entered into three year employment agreement with Mr. Geisler pursuant to which we agreed to employ Mr. Geisler as our Executive Vice President of Operations whereby he shall receive an annual salary of $180,000, formulaic incentive compensation, discretionary incentive compensation, 300,000 options to purchase common stock at an exercise price of $3.75 per share, and 150,000 shares of restricted common stock. After the three year term, the employment agreement will automatically renew for successive one year terms unless either terminates the agreement at the end of the then current term, by ninety days prior written notice. If we terminate the agreement without cause, or Mr. Geisler terminates the agreement due to a constructive termination, as defined in the agreement, prior to the end of its then current term, then Mr. Geisler shall, for the remainder of the then current term, continue to receive the salary provided for under the agreement as if the agreement had not been terminated.

Transactions with Related Persons, Promoters and Certain Control Persons

           Prior to March 31, 2006, we utilized travel services including the use of an aircraft owned by Paul Kruger, our former Chief Executive Officer. We no longer utilize these travel services. Additionally, we rented office space for our corporate offices in Norman, Oklahoma, on a month-to-month basis, from an entity controlled by Mr. Kruger.  We no longer utilize this property for our corporate offices.

           On May 16, 2006, certain holders of our Series D Convertible Preferred Stock and other parties acquired an aggregate of 2,844,705 shares of common stock from Mr.  Kruger and 100,000 shares were obtained from Mr. Kruger’s children. Mr. Kruger also entered into a warrant and stock option cancellation agreement and a mutual release agreement, pursuant to which Mr. Kruger surrendered warrants and options to purchase an aggregate of 500,000 shares of our common stock and Mr. Kruger resigned as our Chairman and Chief Executive Officer. Mr. Kruger and his children, entered into a lock-up/leak out agreement with respect to their remaining common shares.

            During 2006, we obtained our business liability, event liability, participant accident, automobile and commercial property and casualty insurance from a company in which Tom W. Deery, our President and Chief Operating Officer was previously employed.  Mr. Deery resigned as an officer of the insurance company prior to becoming employed by us.  Premiums paid for the aforementioned insurance coverage during 2006 totaled $582,792.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
MURRELL, HALL, MCINTOSH & CO., PLLP TO SERVE AS OUR
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

Upon recommendation of the audit committee of the Board of Directors, the Board of Directors appointed Murrell, Hall, McIntosh & Co., PLLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and hereby recommends that the stockholders ratify such appointment.

The Board of Directors may terminate the appointment of Murrell, Hall, McIntosh & Co., PLLP as our independent registered public accounting firm without the approval of our stockholders whenever the Board of Directors deems such termination necessary or appropriate.

Representatives of Murrell, Hall, McIntosh & Co., PLLP will not be present at the Annual Meeting.

Audit Fees

The aggregate fees billed by Murrell, Hall, McIntosh & Co., PLLP during 2006 and 2005 for assurance and related services that are reasonably related to the performance of the audit and interim quarterly review of our financial statements and registration filings totaled $96,659 and $129,103, respectively.

Audit-Related Fees

Our independent auditors did not render any additional professional services relating to the audit or review our financial statements during 2006 and 2005.

Tax Fees

During 2006 and 2005, we received billings in the amount of $15,778 and $10,921, respectively, from Murrell, Hall, McIntosh & Co., PLLP in connection with preparation of tax returns and other tax compliance services for DIRT Motor Sports, Inc.

All Other Fees

Murrell, Hall, McIntosh & Co., PLLP did not render any other professional services to us during 2006 or 2005.

Audit Committee Pre-Approval Policies

The audit committee of our Board of Directors approves the engagement of our independent auditors, and meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates. It also meets with our independent auditors prior to the completion of our annual audit and reviews the results of their audit and review of our annual and interim consolidated financial statements, respectively. During the course of the year, our Chairman has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The Chairman reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and our independent auditors update our Board of Directors regarding material changes to any service engagement and related fee estimates as compared to amounts previously approved. During 2005 and 2006, all audit and non-audit services performed by our independent accountants were pre-approved by our audit committee in accordance with the foregoing procedures.

Report of the Audit Committee

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Our independent registered public accounting firm also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors that firm’s independence.

Based upon the committee’s discussion with management and the independent registered public accounting firm and the committee’s review of the representation of management and the report of the independent registered public accounting firm to the committee, the committee recommended that the Board of Directors include the audited consolidated financial statements of DIRT Motor Sports, Inc. in its Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the SEC.

Robert Hussey (Chair)
Daniel W. Rumsey

Vote Required for Approval of Proposal Two

The affirmative vote of a majority of the voting shares present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of the independent auditors.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF MURRELL, HALL, MCINTOSH & CO., PLLP AS OUR INDEPENDENT AUDITOR.

PROPOSAL 3

AMENDMENT TO CERTIFICATE OF INCORPORATION
TO AFFECT A REVERSE STOCK SPLIT

General

The Board of Directors has approved, declared advisable and recommends that our stockholders vote FOR the proposal to amend our certificate of incorporation to implement a reverse split (the “Reverse Split”) at a ratio of between 1-for-5 (1:5) and 1-for-12 (1:12) in the form set forth in Appendix A to this Proxy Statement (the “Amendment”).   A vote FOR Proposal 3 will constitute approval of the Amendment providing for the combination of any whole number of shares of common stock between and including five (5) and twelve (12) into one share of common stock and will grant the Board of Directors the discretionary authority to select which of the approved Reverse Split ratios within that range will be implemented. If the stockholders approve this Proposal, the Board of Directors will have the authority, but not the obligation, in its sole and absolute discretion, and without further action on the part of the stockholders, to select one of the approved split ratios and effect the approved Reverse Split by filing the Amendment with the Delaware Secretary of State at any time after the Board’s approval of the Reverse Split ratio and the filing of the Amendment. If the Amendment has not been filed with the Delaware Secretary of State by the close of business on December 31, 2009, the Board of Directors will abandon the Amendment constituting the Reverse Split. If the Reverse Split is implemented, the Amendment would not reduce the number of authorized shares of our common stock and would not change the par value of a share of our common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the Reverse Split as such stockholder held immediately prior to the Reverse Split.

Purpose and Background of the Reverse Stock Split

Our primary objective in proposing the reverse stock split is to attempt to raise the per share trading price of our common stock in an effort to gain listing on NASDAQ.  Before our common stock may be listed on NASDAQ, we must satisfy certain listing requirements.  One of these listing requirements is that our common stock must have a minimum bid price of $4.00 per share. On December__, 2007, the closing bid price of our common stock on the OTC Bulletin Board was $0.__.

We intend that the reverse stock split will increase the bid price per share of our common stock above the $4.00 per share minimum bid price, and thereby satisfy one of NASDAQ’s listing requirements. However, we cannot be certain that the reverse stock split will, initially or in the future, have the intended effect of raising the bid price of our common stock above $4.00 per share.

In addition to our desire to be listed on NASDAQ, the Board of Directors believes that the low market price of our common stock impairs our marketability and acceptance by institutional investors and other members of the investing public and creates a negative impression of DIRT Motor Sports, Inc. Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may adversely affect not only the pricing of our common stock but also the trading liquidity. In addition, these perceptions may affect our commercial business and our ability to raise additional capital through equity and debt financings.

We hope that the decrease in the number of shares of its outstanding common stock resulting from the reverse stock split, and the anticipated increase in the per share trading price, will encourage greater interest in our common stock among members of the financial community and the investing public and possibly create a more liquid market for our stockholders. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse stock split is affected, particularly if the price per share of our common stock begins a declining trend after the reverse stock split is affected.

Certain Risk Factors Associated with the Reverse Split

Reduced Market Capitalization. As noted above, the principal purpose of the Reverse Split, if implemented, will be to raise the price of our common stock to obtain a listing on NASDAQ.  We cannot assure you, however, that the Reverse Split will accomplish this objective. While we expect that the reduction in our outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the Reverse Split will increase the market price of our common stock by a multiple equal to the number of pre-Reverse Split shares in the Reverse Split ratio determined by the Board of Directors, or result in any permanent increase in the market price, which can be dependent upon many factors, including our business and financial performance and prospects. Should the market price decline after implementation of the Reverse Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Split. In some cases the share price of companies that have implemented reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the Effective Date of the proposed Reverse Split will be maintained for any period of time or that the ratio of post and pre-split shares will remain the same after the Reverse Split is effected, or that the Reverse Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the Reverse Split, then our overall market capitalization will be reduced.

Increased Transaction Costs. The number of shares held by each individual stockholder will be reduced if the Reverse Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis.  Consequently, the Reverse Split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Liquidity. Although the Board of Directors believes that the decrease in the number of shares of our common stock outstanding as a consequence of the Reverse Split and the anticipated increase in the price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely effected by the reduced number of shares outstanding after the Reverse Split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect the Reverse Split, and the Company is not independently providing and has not so provided stockholders with any such right.

Determination of the Ratio for the Reverse Stock Split

The ratio of the Reverse Split will be determined by the Board of Directors, in its sole discretion. However, the ratio will not exceed a ratio of one-for-twelve (1:12) or be less than a ratio of one-for-five (1:5). In determining the Reverse Split ratio, the Board of Directors will consider numerous factors including the historical and projected performance of the common stock, prevailing market conditions and general economic trends, and will place emphasis on the expected closing price of the common stock in the period following the effectiveness of the Reverse Split. The Board of Directors will also consider the impact of the Reverse Split ratio on investor interest. The purpose of selecting a range is to give the Board of Directors the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Based on the number of shares of common stock issued and outstanding as of the Record Date, after completion of the Reverse Split, we will have approximately between 1,374,916 and 3,299,798 shares of issued and outstanding common stock, depending on the ratio of the Reverse Split determined by the Board of Directors.  Assuming approval of Proposal No. 5 described below, we will have between approximately 4,421,000 and 10,610,400 shares of issued and outstanding common stock, depending on the ratio of the Reverse Split determined by the Board of Directors.  The following table sets forth the approximate number of issued and outstanding shares of common stock assuming each possible Reverse Split outcome:

Current	After a 1:5 Reverse Split	After a 1:6 Reverse Split	After a 1:7 Reverse Split	After a 1:8 Reverse Split	After a 1:9 Reverse Split	After a 1:10 Reverse Split	After a 1:11 Reverse Split	After a 1:12 Reverse Split
16,498,990	3,299,798	2,749,332	2,356,999	2,062,374	1,833,221	1,649,899	1,499,908	1,374,916

Assuming Approval of Proposal No. 5	After a 1:5 Reverse Split	After a 1:6 Reverse Split	After a 1:7 Reverse Split	After a 1:8 Reverse Split	After a 1:9 Reverse Split	After a 1:10 Reverse Split	After a 1:11 Reverse Split	After a 1:12 Reverse Split
53,052,000*	10,610,400	8,842,000	7,578,857	6,631,500	5,894,667	5,305,200	4,822,090	4,421,000

*The number of shares of common stock assumes that all shares of Series D Preferred Stock are exchanged for common stock.

Effective Date; Exchange Act Registration Status

The proposed Reverse Split of our common stock may be implemented by the Board of Directors at any time prior to December 31, 2009. The Reverse Split would become effective as of 11:59 p.m., Eastern Time, (the “Effective Date”) on the date of filing the Amendment with the Delaware Secretary of State. Except as explained below with respect to fractional shares, on the Effective Date, shares of the common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of the common stock in accordance with the Reverse Split ratio determined by the Board.  After the Effective Date, the common stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the old CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.  After the Effective Date, we will continue to be subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, and our common stock will continue to be traded on the OTC Bulletin Board.

Effects of the Proposed Reverse Split on Authorized Shares; Possible Anti-Takeover Effects

The Reverse Split will affect all of our stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common stock issued and outstanding pursuant to the Reverse Split will remain fully paid and non-assessable.  If implemented, the Reverse Split would have the effect of increasing the amount of authorized, but unissued shares of our common stock that could be issued in the future by our Board of Directors without further stockholder approval. The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of our common stock could dilute the stock ownership of a person seeking to make a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the authorization for the Board to implement the Reverse Split is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to our certificate of incorporation.

Payment for Fractional Shares; Exchange of Stock Certificates

We will appoint Mountain Share Transfer, to act as exchange agent for holders of our common stock in connection with the reverse stock split. We will deposit with the exchange agent, as soon as practicable after the effective date of the reverse stock split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse stock split. The funds required to purchase the fractional share interests will be paid from our cash reserves. A list of our stockholders shows that some of our outstanding common stock is registered in the names of clearing agencies and broker nominees. Because we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse stock split or the total amount we will be required to pay for fractional share interests. However, we do not expect that the amount will be material.

As of the record date for the Annual Meeting, we had approximately ____ holders of record of our common stock (although we had significantly more beneficial holders). We do not expect the reverse stock split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the reverse stock split.

On or after the effective date of the reverse stock split, we will mail a letter of transmittal to each of our stockholders. Each stockholder will be able to obtain a certificate evidencing its post-reverse-split shares of common stock and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Our stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder’s new stock certificate and payment in lieu of any fractional share promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s).

Stockholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Effect on Registered and Beneficial Stockholders

Upon the Effective Date of the Reverse Split, we intend to treat stockholders holding the common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to affect the Reverse Split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Procedures for Implementing the Reverse Split

If our stockholders approve the proposal and our Board of Directors decides to implement a Reverse Split, we will promptly file the Amendment with the Delaware Secretary of State. The Reverse Split will become effective as set forth in “Effective Date; Exchange Act Registration Status” above.  As of the Effective Date of the Reverse Split, each certificate representing shares of our common stock before the Reverse Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the Reverse Split.  However, a holder of any unexchanged certificates would not be entitled to receive any dividends or other distributions payable by us after the Effective Date, until the old certificates have been surrendered. Subject to the various escheat laws, such dividends and distributions, if any, would be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest. All shares underlying options, warrants, convertible notes and other securities would also be automatically adjusted on the Effective Date.  Our transfer agent, Mountain States Transfer, would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the Effective Date, stockholders and holders of stock options exercisable for our common stock would be notified of the effectiveness of the Reverse Split.  Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates, which will bear a different CUSIP number, reflecting the adjusted number of shares as a result of the Reverse Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further action to effect the exchange of their shares. No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of shares based on the ratio of the Reverse Split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Reservation of Right to Abandon the Reverse Split

We reserve the right to abandon the Reverse Split without further action by our stockholders at any time before the Effective Date of the Amendment, even if the Reverse Split has been authorized by our stockholders at the Annual Meeting. By voting in favor of the Reverse Split, you are expressly also authorizing the Board of Directors to determine not to proceed with, and abandon, the Reverse Split if it should so decide.

Accounting Matters

The Reverse Split will not change total stockholders’ equity on our balance sheet. However, because the par value of the common stock will remain unchanged on the Effective Date, the components that make up total stockholders’ equity will change by offsetting amounts. Depending on the size of the Reverse Split the Board of Directors decides to implement, the stated capital component will be reduced to an amount between one-fifth (1/5) and one-twelth (1/12) of its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the common stock will be increased because there will be fewer shares of our common stock outstanding. In addition, the historical amounts of net income or loss per common share previously reported by us, as well as all reference to common stock share amounts, will be restated to reflect the Reverse Split as if it had been in effect as of the earliest reported period.

Federal Income Tax Consequences of the Reverse Split

The following summary of certain material United States federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only. Furthermore, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-Reverse Split shares were, and the post-Reverse Split shares will be, held as a “capital asset,” as defined in the Tax Code ( i.e. , generally, property held for investment). The tax treatment of any stockholder may vary depending upon the particular circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Split.

Tax Consequences to the Company

We should not recognize any gain or loss as a result of the proposed Reverse Split.

Tax Consequences to Stockholders

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Split shares for post-Reverse Split shares pursuant to the Reverse Split. The aggregate tax basis of the whole post-Reverse Split shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged therefor, less the portion of the basis in the pre-Reverse Split shares attributable to any fraction of a post-Reverse Split share for which the stockholder received cash. In general, stockholders who receive cash in exchange for their fractional share interests in the post-Reverse Split shares as a result of the Reverse Split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Date. The stockholder’s holding period for the post-Reverse Split shares will include the period during which the stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

Vote Required for Approval of Proposal Three

The affirmative vote of a majority of the shares of our common stock outstanding as of the record date is required to approve this proposal to amend our certificate of incorporation.  Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE SPLIT OF OUR COMMON STOCK AT A RATIO OF BETWEEN 1-FOR-5 AND 1-FOR-12.

PROPOSAL 4

AMENDMENT TO CERTIFICATE OF INCORPORATION
TO CHANGE OUR NAME

General

The Board of Directors has adopted resolutions approving, declaring advisable and recommending that our stockholders approve an amendment to our certificate of incorporation to change our corporate name from “DIRT Motor Sports, Inc.” to “World Racing Group, Inc.” If approved, the change in our corporate name will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. We currently plan to file the certificate of amendment as soon as reasonably practicable after receiving approval of the amendment from our stockholders. However, the Board of Directors has reserved the right to abandon the proposed amendment if, at any time before the filing of the certificate of amendment, it determines that changing our name is no longer in our best interests.

If this proposal is approved, Article I of our certificate of incorporation will be amended to reflect our new corporate name. The proposed amendment to Article I of our certificate of incorporation is set forth in its entirety in Appendix B to this Proxy Statement.

Purpose of and Rationale for the Proposed Amendment

The purpose of the proposed name change is to align our corporate name more closely with our vision as a motor sports racing company rather than limiting our corporate name and image solely to dirt track motor sports.  Our Board of Directors believes that the proposed name change will elevate our image in the minds of our fans, and the sponsors, advertisers, and other constituents whose support is critical to our operating and financial success, and will be beneficial to our shareholders because our customers will associate the name “World Racing Group” with a broader objective.  In addition, the adoption of the name “World Racing Group” is an important step in our strategy to focus on and expand our business of developing, and marketing dirt motor sports internationally.

Effect of Proposed Amendment

If approved by our stockholders, the change in our corporate name will not affect the validity of any of our existing stock certificates that bear the name “DIRT Motor Sports, Inc.” If the proposed name change is approved, stockholders with certificated shares may continue to hold their existing certificates and the number of shares represented by those certificates will remain unchanged. New stock certificates that are issued after the name change becomes effective will bear the name “World Racing Group, Inc.”   In connection with the name change, the common stock will have a new CUSIP number.

Currently our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol “dmsp.ob.” If the proposed name change is approved, we will request a new ticker symbol based on our new name. Under the rules of the OTC Bulletin Board, we cannot make any requests for a particular symbol and, as a result, we will not know what our new symbol will be until it has been assigned by the OTC Bulletin Board. A new CUSIP number will also be assigned to our common stock following the name change.

If the proposal to change our name is not approved, the proposed amendment to our certificate of incorporation will not be made and our name will remain unchanged.

Required Approvals

The affirmative vote of a majority of the shares of our common stock outstanding as of the record date is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM “DIRT MOTOR SPORTS, INC. TO “WORLD RACING GROUP, INC.
PROPOSAL 5

AMENDMENT TO CERTIFICATE OF INCORPORATION

TO EFFECT A RECAPITALIZATION

General

The Board of Directors has adopted resolutions approving, declaring advisable and recommending that our stockholders approve an amendment to our certificate of incorporation to effect a recapitalization whereby each outstanding share of our Series D Preferred Stock will be automatically converted into a specified number of shares of our common stock and Series E Preferred Stock, as further described below. This recapitalization will not affect the total number of authorized shares of our preferred stock, which will remain unchanged at 10,000,000 shares. If approved, the recapitalization will be effected upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. We currently plan to file the certificate of amendment as soon as reasonably practicable after receiving approval of the recapitalization from our stockholders. However, the Board of Directors has reserved the right to abandon the proposed recapitalization if, at any time before the filing of the certificate of amendment, it determines that the proposed recapitalization is no longer in our best interests.

If the recapitalization is approved, our certificate of incorporation will be amended as set forth in Appendix C to this Proxy Statement.

Background and Purpose of the Proposed Recapitalization

Since inception in 2003, we have incurred substantial operating losses from continuing operations and used substantial cash in our operations.   These operating losses have been funded principally through the sale of equity securities, including preferred stock.  These issuances have complicated our capital structure, and have served as an impediment to engaging in corporate transactions deemed beneficial to our stockholders.

Simplification of Capital Structure and Improvement of Balance Sheet

Our primary objective in proposing this recapitalization is to simplify our existing capital structure. Our Series D Preferred Stock possesses dividend rights and liquidation preferences, and accounting for these rights consumes a significant portion of our management’s time and resources. If the recapitalization is approved, all of our Series D Preferred Stock will cease to exist, leaving only our Series E Preferred Stock outstanding, as described below.

In the proposed recapitalization, all outstanding shares of our Series D Preferred Stock will be automatically converted into shares of our common stock and Series E Preferred Stock.  However, no holder of Series D Preferred Stock is required to convert its shares into common stock if the conversion would cause the holder or any of its affiliates, individually or in the aggregate, to beneficially own more than 9.999% of our outstanding common stock (“Threshold Amount”).  If as a result of the proposed recapitalization, the holder of Series D Preferred and their affiliates would beneficially own more than the Threshold Amount of our common stock, such holder would be issued common stock up to the Threshold Amount, and the remaining shares of Series D Preferred Stock held by such holder would be automatically converted into Series E Preferred Stock, as described below.   We anticipate that the increase in the number of outstanding shares of our common stock resulting from the recapitalization will enable almost all of the holders of our Series D Preferred Stock to convert all of their shares into common stock.

Reduction in Dividend Liabilities

In addition to simplifying our capital structure, the recapitalization would also reduce our obligation to pay dividends to the holders of our capital stock. The holders of our Series D Preferred Stock are currently entitled to receive dividends at the rate of 4% per annum, and this rate will increase to 6% per annum in the second quarter of 2008. As of the record date, the holders of our Series D Preferred Stock were entitled to receive approximately $1.25 million in accrued and unpaid dividends, in the aggregate, or approximately $71.00 per share of Series D Preferred Stock. The dividends on our Series D Preferred Stock are cumulative and payable semi-annually.

In the event of our liquidation or any merger, consolidation, sale of assets or other transaction that is treated as a liquidation for purposes of the Series D Preferred Stock, we are required to pay the holders of our Series D Preferred Stock the stated value of their shares plus all accrued and unpaid dividends prior to any amounts being paid to the holders of our common stock. The continuous accretion of dividends on our Series D Preferred Stock and the resulting increase in the liquidation preference of those shares significantly impairs our ability to obtain additional equity financing on favorable terms as well as our ability to increase stockholder value.

If the recapitalization is approved, all of our outstanding shares of Series D Preferred Stock will be converted into shares of our common stock and Series E Preferred Stock.  Our Series E Preferred Stock is intended to be a common stock equivalent.  Our Series E Preferred Stock is entitled only to share pro-rata, on an as-converted basis, in any dividends and other distributions that may be declared by the Board of Directors with respect to our common stock, and each share is convertible into 1,000 shares of our common stock. Our Board of Directors is not obligated to declare any dividends with respect to our common stock and unlike the holders of our Series D Preferred Stock, the holders of our Series E Preferred Stock will not be entitled to receive any specified dividends, whether cumulative or non-cumulative.

Effect of the Proposed Recapitalization

If the proposed recapitalization is approved, each outstanding share of our Series D Preferred Stock, with a stated value of $3,000 per share, will be automatically converted into 3,000 shares of common stock, resulting in the issuance of _____ shares of common stock.  In the event the Reverse Split described above is approved, the number of shares of common stock issuable upon conversion of the Series D Preferred Stock will change.  No holder of Series D Preferred Stock is required to convert its shares into common stock if the conversion would cause the holder or any of its affiliates, individually or in the aggregate, to beneficially own more than the Threshold Amount of common stock.   If as a result of the proposed recapitalization, the holder of Series D Preferred and their affiliates would beneficially own more than the Threshold Amount of our common stock, such holder would be issued common stock up to the Threshold Amount, and each remaining share of Series D Preferred Stock held by such holder would be automatically converted into three (3) shares of Series E Preferred Stock   We anticipate that the increase in the number of outstanding shares of our common stock resulting from the recapitalization will enable almost all of the holders of our Series D Preferred Stock to convert all of their shares into common stock.  As a result, it is anticipated that Series E Preferred will only be issued to a limited number of holders.

 Immediately following the recapitalization, no shares of Series D Preferred Stock will remain outstanding. Each share of Series D Preferred Stock that was outstanding immediately prior to the recapitalization will, immediately after the recapitalization, represent the appropriate number of shares (or fraction of a share) of our common stock and/or Series E Preferred Stock into which that share of Series D Preferred Stock was automatically converted.  All accrued and unpaid dividends will automatically terminate if the recapitalization is approved by our stockholders.

The total number of authorized shares of our common stock and preferred stock will not be affected by the recapitalization.

The following table provides a pro-forma comparison of our capitalization, as it existed on the record date and as it would exist immediately after the recapitalization.  The following does not give effect to the proposed reverse stock split described above.

	As of the Record Date	Following the Recapitalization
Total shares of common stock outstanding	16,498,990	72,753,421(1)(2)
Total shares of common stock reserved for issuance upon conversion or exercise of convertible securities (including preferred stock, and excluding employee stock options)*	28,167,277	3,374,000
Total shares of preferred stock outstanding	21,058	3,374(1)(2)
Series D Preferred Stock(1)	17,684	None
Series E Preferred Stock	3,374	3,374(1)(2)

*	Approximately.

(1)
No holder of Series D Preferred Stock is required to convert its shares into common stock if the conversion would cause the holder or any of its affiliates, individually or in the aggregate, to beneficially own more than 9.999% of our outstanding common stock. We anticipate that the increase in the number of outstanding shares of our common stock resulting from the recapitalization will enable a substantial portion of the holders of our Series D Preferred Stock to convert all of their shares into common stock, although no assurances can be given.  As a result, the numbers set forth in the table reflect management’s best estimate.

(2)	Assumes all shares of Series D Preferred Stock are exchanged for shares of common stock.

Description of Series D Preferred Stock

The rights, preferences and privileges of our Series D Preferred Stock and Series E Preferred Stock are set forth in the Certificates of Designations, which were filed with the Delaware Secretary of State on May 15, 2006 and September 28, 2007, copies of which are attached to this Proxy Statement as Appendix D and Appendix E, respectively.  In addition, a summary of the relative rights, preferences and privileges of all of our capital stock is also included in this Proxy Statement under the heading “Description of Our Capital Stock.”

The following table summarizes and compares some of the more significant aspects of our Series D Preferred Stock relative to our common stock and Series E Preferred Stock.  The Series E Preferred Stock was designed to closely resemble shares of common stock, with the exceptions noted in the table, principally the absence of voting rights. The information presented in this table is intended only to highlight certain aspects of and differences between the Series D Preferred Stock, Series E Preferred Stock, and common stock, and it is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement.

	Series D Preferred Stock	Common Stock	Series E Preferred Stock
Voting	Entitled to vote separately as a class on certain matters that affect the Series D Preferred Stock, as set forth in more detail in the Certificate of Designations of Series D Preferred Stock.	Entitled to cast one vote for each share of common stock held.	Entitled to vote separately as a class on certain matters that affect the Series E Preferred Stock, as set forth in more detail in the Certificate of Designations of Series E Preferred Stock.
Conversion	Each share is convertible into a number of shares of common stock equal to the stated value ($3,000 per share), plus any accrued and unpaid dividends, divided by the current conversion price of $3.00.	Not applicable.	Each share is convertible into 1,000 shares of common stock
Dividends	Entitled to dividends at the rate of 4% per annum beginning on the first anniversary of the date of issuance and 6% per annum beginning on the second anniversary of the date of issuance.	None.	None.
Liquidation Preference
Holders of Series D Preferred Stock are entitled to receive the stated value of their shares plus all accrued and unpaid dividends, pari passu, prior to any amounts being paid to the holders of our Series E Preferred Stock and common stock.
		None.	None.
Mandatory Redemption	We are required to repurchase all outstanding shares of Series D Preferred Stock upon the occurrence of certain specified events.	None.	None.
Protective Provisions	We are required to obtain the approval of the holders of three-fourths (3/4ths) of the outstanding shares of Series D Preferred Stock prior to taking certain specified corporate actions.	None.	None
Exchange Right	Holders of Series D Preferred Stock have the right to exchange their shares for any new equity securities issued by the Company.	None.	None.
Balance Sheet Treatment	Treated as mezzanine securities (a form of debt) on our balance sheet.	Treated as stockholders’ equity on our balance sheet.	Treated as stockholders’ equity on our balance sheet.

Restricted Securities

The shares of our Series E Preferred Stock and common stock issued in the recapitalization will be considered “restricted securities,” which means that those shares will be subject to substantial restrictions on transferability under federal securities laws. Generally, the shares of our Series E Preferred Stock and common stock received in the recapitalization by former holders of our Series D Preferred Stock may not be subsequently offered or sold unless the offer and sale has been registered with the Securities and Exchange Commission pursuant to an effective registration statement or an exemption from this registration requirement is available.

Right of Participation

In the event that we issue additional equity securities (or any other securities that are convertible into our equity securities), the holders of our Series D Preferred Stock currently have the right to exchange their Series D Preferred Stock (and any common stock received upon conversion of the Series D Preferred Stock) for a portion of the additional equity securities with a purchase price equal to the stated value (plus all accrued and unpaid dividends) of the Series D Preferred Stock being exchanged. This exchange right is currently set forth in the Certificate of Designation of our Series D Preferred Stock, a copy of which is attached to this Proxy Statement as Appendix D.

Exchange of Stock Certificates

We will act as exchange agent for holders of our Series D Preferred Stock in connection with the recapitalization.

On or promptly after the effective date of the recapitalization, we will mail a letter of transmittal to the holders of our Series D Preferred Stock. Each such stockholder must then complete and sign the letter of transmittal and send it, together with all of its stock certificate(s) representing shares of our Series D Preferred Stock, to the exchange agent. Upon receipt of these materials, the exchange agent will promptly deliver new stock certificates evidencing the appropriate number of shares of our common stock and, if applicable, Series E Preferred Stock. Holders of our Series D Preferred Stock will not receive new certificates for their post-recapitalization shares unless and until their old certificates are surrendered in this manner. In addition, holders of our Series D Preferred Stock should not forward their old certificates to the exchange agent until they receive the letter of transmittal, and they should only surrender their old certificates together with the letter of transmittal.

Holders of our Series D Preferred Stock will not have to pay any service charges in connection with the exchange of their certificates.

Vote Required for Approval of Proposal Five

The affirmative vote of (i) three-fourths of the shares of our Series D Preferred Stock outstanding as of the record date, voting as a separate class, and (ii) a majority of the shares of our common stock outstanding as of the record date, will be required to approve this Proposal.  Abstentions and broker non-votes will have the same effect as a vote against this Proposal.

On December __, 2007, we received the written consent of the holders of _______ of the shares of our Series D Preferred Stock outstanding as of the record date to approve this Proposal.  We have agreed to issue to each holder of Series D Preferred Stock who executed a written consent two shares of common stock for every three warrants held by such holder upon the surrender of such warrants for cancellation.  This will result in the issuance of an additional 2,979,125 shares of common stock and the cancellation of warrants to purchase 4,468,688 shares of common stock at an exercise price of $4.50 per share.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AMEND OUR CERTICIATE OF INCORPORATION TO EFFECT THE RECAPITALIZATION.

OTHER MATTERS

The Board of Directors does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the Annual Meeting, the proxies may use their own judgment to determine how to vote your shares.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us with respect to beneficial ownership of our common stock and Series D Preferred Stock as of December 1, 2007 by:

•	each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options, warrants or other derivative instruments, such as convertible preferred stock, currently exercisable or exercisable within 60 days of December 1, 2007 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options, warrants or other derivative instruments, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (i) 16,498,990 shares of common stock outstanding and (ii) 17,684 shares of Series D Preferred outstanding as of December 1, 2007, as the case may be. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

		Amount and
		Nature of		Percent
Title of Class	Name and Address of Beneficial Owner (1)	Beneficial Owner		of Class
5% Stockholders:
Common	Victory Park Master Fund, Ltd. (2)	1,381,560	(3)	8.4%
Common	North Sound Capital LLC (4)	1,100,543		6.7%

Executive Officers and Directors:
Common	Brian M. Carter	525,000	(9)	3.1%

Common	Tom W. Deery	345,000	(5)	2.1%
Common	Benjamin L. Geisler	300,000	(10)	1.8%
Common	Robert F. Hussey	75,000	(8)	*
Common	Daniel W. Rumsey	75,000	(7)	*
Common	Cary J. Agajanian	75,000	(6)	*

Common	Directors and executive officers as a group (6 persons)	1,395,000		8.1%

(1)	Unless otherwise indicated, the business address for each of the Directors and Officers is 7575 West Winds Blvd, Suite D, Concord NC 28027.
(2)	The business address of Victory Park Master Fund, Ltd. Is c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1 9002 Cayman Islands.
(3)
Excludes 1,555,934 shares issuable upon exercise of warrants and convertible preferred stock which are subject to so-called “blocker” provisions prohibiting the holder from exercising the warrants and convertible preferred stock when the beneficial owner owns more than 4.99% of the issued and outstanding shares of common stock of DIRT Motor Sports, Inc.

(4)	The business address of North Sound Capital LLC is 20 Horseneck Lane, Greenwich, CT 06830.
(5)	Includes 150,000 shares of restricted stock granted to Mr. Deery in connection his employment agreement and options to purchase 150,000 shares of common stock at $2.49 which are currently exercisable.
(6)	Includes options to purchase 75,000 shares of common stock at an exercise price of $3.00 which are currently exercisable.
(7)	Includes options to purchase 75,000 shares of common stock at an exercise price of $4.75 which are currently exercisable.
(8)	Includes options to purchase 75,000 shares of common stock at an exercise price of $3.78 which are currently exercisable.
(9)	Includes options to purchase 225,000 shares of common stock at $3.65 which are currently exercisable and 300,000 shares of restricted stock.
(10)
Includes 150,000 shares of restricted stock granted in connection with said officers employment agreement and options to purchase 150,000 shares of common stock at $3.75 which are currently exercisable.

*	Less than 1.0%.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, executive officers and persons who hold more than 10% of a registered class of equity securities are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership and changes of ownership with the SEC. Officers, directors and 10% stockholders are required by the SEC regulations to furnish us with all Section 16(a) forms they file. Based solely upon the copies of Section 16(a) reports which we received from such persons for their 2006 fiscal year transactions in our securities, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and 10% stockholders, except that Mr. Deery did not file Forms 4 reporting restricted stock and option grants and a restricted stock cancellation, Mr. Carter did not file a Form 4 reporting a restricted stock grant, Mr. Butcher did not file a Form 3 upon his appointment as an executive officer or a Form 4 reporting a restricted stock grant, and Mr. Geisler did not file a Form 3 in connection with his appointment as an executive officer or a Form 4 reporting a restricted stock grant.

Code of Ethics

We have adopted a Code of Ethics that applies to all of its directors, officers and employees and meets the requirements of the rules of the SEC. The Code of Ethics is available on our website, www.worldracinggroup.com, or can be obtained without charge by written request to Secretary, DIRT Motor Sports, Inc., 7575-D West Winds Boulevard, Concord, North Carolina 28027.  We do not anticipate making material amendments to or waivers from the provisions of the Code of Ethics. If we make any material amendments to our Code of Ethics, or if our Board of Directors grants any waiver from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person(s) to whom the waiver was granted, and the date of the amendment or waiver in a current report on Form 8-K.

Stockholder Communications with the Board of Directors

Our Board of Directors provides stockholders with the ability to send communications to the Board of Directors, and stockholders may do so at their convenience. In particular, stockholders may send their communications to: Board of Directors, c/o Secretary, DIRT Motor Sports, Inc., 7575-D West Winds Boulevard, Concord, North Carolina 28027. All communications received by the Secretary are relayed to our Board of Directors. Members of the Board of Directors are not required to attend the Annual Stockholders Meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at Board of Directors, c/o Secretary, DIRT Motor Sports, Inc., 7575-D West Winds Boulevard, Concord, North Carolina 28027. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

ANNUAL REPORT ON FORM 10-KSB

Our annual report on Form 10-KSB for the fiscal year ended December 31, 2006, including financial statements for such period, is being mailed to stockholders with this Proxy Statement, but such report does not constitute a part of this Proxy Statement.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By order of the Board of Directors

Daniel W. Rumsey
Corporate Secretary

DIRT MOTOR SPORTS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF DIRT MOTOR SPORTS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned revokes all previous proxies and constitutes and appoints Daniel Rumsey and Brian Carter, and each of them, his true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of common stock and Series D Convertible Preferred Stock of DIRT Motor Sports, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 7575 – D West Winds Boulevard, Concord, North Carolina, at 10:00 a.m., Eastern time, on January 17, 2008, and at any adjournment(s) or postponement(s) thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged).

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3, 4 and 5 which have been proposed by our Board of Directors, and in his discretion, upon other matters as may properly come before the Annual Meeting.

(continued and to be signed on reverse side)

Please Detach and Mail in the Envelope Provided

☒Please mark your votes as indicated in this example.
1.	ELECTION OF DIRECTORS.

			FOR	WITHHELD
			☐	☐

Nominees:
	VOTE FOR all the nominees listed; except vote withheld from the following nominee(s) (if any):	01 Robert F. Hussey
02 Cary J. Agajanian
03 Daniel W. Rumsey
04 Brian Carter

			FOR	AGAINST	ABSTAIN
2.	RATIFYING THE APPOINTMENT OF MURRELL, HALL, MCINTOSH & CO., PLLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007		☐	☐	☐

			FOR	AGAINST	ABSTAIN
3.	APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK AT A RATIO OF BETWEEN 1-FOR-5 AND 1-FOR-12		☐	☐	☐

			FOR	AGAINST	ABSTAIN
4.	APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO WORLD RACING GROUP, INC.		☐	☐	☐

			FOR	AGAINST	ABSTAIN
5.
APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO AFFECT A RECAPITALIZATION WHEREBY EACH OUTSTANDING SHARE OF THE COMPANY’S SERIES D PREFERRED STOCK WILL BE AUTOMATICALLY CONVERTED INTO A SPECIFIED NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AND SERIES E PREFERRED STOCK
			☐	☐	☐

IN HIS DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

☐	I WILL ATTEND THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Stockholder                                  Signature of Stockholder                                  Dated:                     , 200_
                                                                                          IF HELD JOINTLY

Note: This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.